As filed with the Securities and Exchange Commission on March 11, 2004
                                                     Registration No. 333-112472


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             ----------------------


                                 AMENDMENT NO. 2
                                       TO
                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                             -----------------------
                             PARLUX FRAGRANCES, INC.
             (Exact name of registrant as specified in its charter)


              DELAWARE                                           22-2562955
  (STATE OR OTHER JURISDICTION OF                             (I.R.S. EMPLOYER
   INCORPORATION OR ORGANIZATION)                            IDENTIFICATION NO.)


                             PARLUX FRAGRANCES, INC.
                               3725 SW 30TH AVENUE
                         FORT LAUDERDALE, FLORIDA 33312
                                 (954) 316-9008
          (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
             AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                             -----------------------

                              FRANK A. BUTTACAVOLI
               EXECUTIVE VICE PRESIDENT, CHIEF OPERATING OFFICER,
                           AND CHIEF FINANCIAL OFFICER
                             PARLUX FRAGRANCES, INC.
               3725 SW 30TH AVENUE, FORT LAUDERDALE, FLORIDA 33312
                                 (954) 316-9008
                (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE
               NUMBER, INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                    Copy to:
                            FRANCIS A. FUSELIER, ESQ.
                              BINGHAM MCCUTCHEN LLP
                 399 PARK AVENUE, NEW YORK, NEW YORK 10022-4689
                                 (212) 705-7700

           Approximate date of commencement of proposed sale to public: At such time or times after the Registration Statement becomes effective as the Selling Stockholders may determine.
         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|
         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
         If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

=================================================================================================================================
                                                            PROPOSED MAXIMUM          PROPOSED MAXIMUM
  TITLE OF EACH CLASS OF        SHARE AMOUNT TO BE           OFFERING PRICE               AGGREGATE                  AMOUNT OF
SECURITIES TO BE REGISTERED         REGISTERED                 PER SHARE               OFFERING PRICE            REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------------------
       Common Stock,
      $.01 par value                  1,292,000                  $6.310 (1)            $8,152,520 (1)                $1,032.92
                                         10,000                  $6.875 (2)                68,750 (2)                     8.71
                                          4,000                  $8.000 (2)                32,000 (2)                     4.05
                                      ---------                                        ----------                    ---------

                                      1,306,000                                        $8,253,270                    $1,045.68
                                      =========                                        ==========                    =========

=================================================================================================================================


(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (g), based on the average of the high and low prices reported on the Nasdaq National Market System on January 30, 2004.


(2) Calculated in accordance with Rule 457( g), based on the price at which the applicable warrants may be exercised.

                                ---------------

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                   SUBJECT TO COMPLETION, DATED March 11, 2004


                                   PROSPECTUS

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                                1,306,000 SHARES

                             PARLUX FRAGRANCES, INC.

                                  COMMON STOCK


         This prospectus relates to 1,306,000 shares of common stock, par value $.01 per share, of Parlux Fragrances, Inc. We are registering these shares on behalf of the selling stockholders, to be offered and sold by them from time to time. We are not selling any of these shares and will not receive any proceeds from the sale of these shares. Our common stock trades on The Nasdaq National Market under the symbol "PARL". The last reported sales price of our common stock on March 5, 2004 was $11.55 per share.


         All of the shares of common stock being offered and sold under this prospectus are shares issuable upon the exercise of warrants held by the selling stockholders. Those warrants have been issued to the selling stockholders from time to time in connection with their employment arrangements with the Company or their service as a director of the Company. All of those warrants are currently exercisable, at various exercise prices. If and when those warrants are exercised by their respective holders, the Company will receive the applicable exercise prices paid by the holders of those warrants. However, the Company will not receive any proceeds from any subsequent resale of the underlying shares of common stock.

                                ---------------

          INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK.

 SEE "RISK FACTORS" BEGINNING ON PAGE 3 FOR A DISCUSSION OF RISKS APPLICABLE
                  TO US AND AN INVESTMENT IN OUR COMMON STOCK.

                                ---------------

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                ---------------

                 The date of this prospectus is March ___, 2004.

                                TABLE OF CONTENTS


The Company............................................................4
The Offering...........................................................4
Risk Factors...........................................................5
Use Of Proceeds.......................................................10
Selling Security Holders..............................................10
Plan Of Distribution..................................................16
Recent Developments...................................................17
Legal Matters.........................................................17
Experts...............................................................17
Incorporation Of Certain Documents By Reference.......................19
Item 14.  Other Expenses Of Issuance And Distribution...............II-1
Item 15.  Indemnification Of Directors And Officers.................II-1
Item 16.  Exhibits And Financial Statements And Schedules...........II-1
Item 17.  Undertakings..............................................II-2

                           FORWARD-LOOKING STATEMENTS
                           --------------------------

           This prospectus contains or incorporates by reference "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. We use words such as "will likely result," "are expected to," "will continue," "is anticipated," "estimated," "intends," "plans," "projections" and other similar expressions to identify some forward-looking statements, but not all forward-looking statements include these words. All of our forward-looking statements involve estimates and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. Accordingly, any such statements are qualified in their entirety by reference to the key factors described under the caption "Risk Factors" and elsewhere in this prospectus.

           We caution that the factors described in this prospectus, or other factors, could cause actual results to differ materially from those expressed in any of our forward-looking statements and that investors should not place undue reliance on those forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and except as required by law, we undertake no obligation to update any forward-looking statement contained or incorporated by reference in this prospectus to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances. New factors emerge from time to time that could cause our business not to develop as we expect, and it is not possible for us to predict all of them. Further, we cannot assess the impact of each currently known or new factor on our results of operations or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.


                                   THE COMPANY


         Parlux Fragrances, Inc. (the "Company"), was incorporated in Delaware in 1984 and is engaged in the creation, design, manufacture, distribution and sale of prestige fragrances and beauty related products marketed primarily through specialty stores, national department stores and perfumeries on a worldwide basis. The fragrance market is generally divided into a prestige segment (distributed primarily through department and specialty stores) and a mass market segment. Our products are positioned primarily in the prestige segment. Our executive offices are located at 3725 SW 30th Avenue, Fort Lauderdale, Florida, 33312, our telephone number is 954-316-9008 and our website is www.parlux.com. Unless we state otherwise, the terms "we", "us", "our", and "Parlux" refer to Parlux Fragrances, Inc.


         We own or have rights to trademarks or tradenames that we use in conjunction with the offering of our products. Perry Ellis, Guess?, Fred Hayman Beverly Hills, Ocean Pacific (OP), Jockey and Chaleur d'Animale are trademarks or registered trademarks used by us on a worldwide basis. Additionally, we have rights to distribute Royal Copenhagen fragrances in the U.S. department store market. All other trademarks and tradenames referred to in this prospectus are the property of their respective owners.

                                  THE OFFERING


Common stock to be registered.........................  1,306,000 shares
Common stock to be outstanding after this Offering....    9,269,120 shares

Use of Proceeds.......................................  We will not receive any proceeds from the sale
                                                        of common stock by the
                                                        selling stockholders
                                                        (See Selling Security
                                                        Holders on page-8).

NASDAQ symbol.........................................  PARL


                                  RISK FACTORS

This prospectus contains a discussion of risks applicable to an investment in us and our common stock that we are offering under this prospectus. Prior to making a decision about investing in our common stock, you should carefully consider the specific factors discussed below, together with all of the other information contained in this prospectus or appearing or incorporated by reference in this prospectus.


IF WE LOSE OUR KEY PERSONNEL, OR FAIL TO ATTRACT AND RETAIN ADDITIONAL QUALIFIED EXPERIENCED PERSONNEL, WE WILL BE UNABLE TO CONTINUE TO DEVELOP OUR PRESTIGE FRAGRANCE PRODUCTS AND ATTRACT AND OBTAIN NEW LICENSING PARTNERS.

         We believe that our future success depends upon the continued contributions of our highly qualified sales, creative, marketing, and management personnel and on our ability to attract and retain those personnel. These individuals have developed strong reliable relationships with customers and suppliers. There can be no assurance that our current employees will continue to work for us or that we will be able to hire any additional personnel necessary for our growth. Our future success also depends on our continuing ability to identify, hire, train and retain other highly qualified managerial personnel. Competition for these employees can be intense. We may not be able to attract, assimilate or retain qualified managerial personnel in the future, and our failure to do so would limit the growth potential of our business.

OUR STOCK PRICE VOLATILITY COULD RESULT IN SECURITIES CLASS ACTION LITIGATION, SUBSTANTIAL COST, AND DIVERSION OF MANAGEMENT'S ATTENTION.


         The price of our common stock has been and likely will continue to be subject to wide fluctuations in response to a number of events and factors, such as:

o        quarterly variations in operating results;

o announcements of new products, acquisitions, capital commitments or strategic alliances by us or our competitors;

o        legal and regulatory matters that are applicable to our business;

o the operating and stock price performance of other companies that investors may deem comparable to us; and

o        news reports relating to trends in our markets.


         In addition, the stock market in general has experienced significant price and volume fluctuations that often have been unrelated to the performance of specific companies. These broad market fluctuations may adversely affect the market price of our common stock, regardless of our operating performance. Our stock price volatility could result in class action litigation which would require substantial monetary cost to defend, as well as the diversion of management attention from day-to-day activities which could negatively affect operating performance. Such litigation could also have a negative impact on the price of our common stock due to the uncertainty and negative publicity associated with litigation.

OUR ANTI-TAKEOVER PROVISIONS MAY DISCOURAGE FUTURE ACQUISITIONS THAT COULD BENEFIT STOCKHOLDERS AND MAY LIMIT OR DEPRESS OUR STOCK PRICE.

         Delaware law restricts certain business combinations with any "interested stockholder", as defined. This statute may delay, defer, or prevent a change in control of our company. These provisions are intended to encourage any person interested in acquiring us to negotiate with and obtain the approval of our Board of Directors. Certain of these provisions may discourage a future acquisition not approved by our Board of Directors in which you might receive an attractive value for your shares or that a substantial number or even a majority of our stockholders might believe to be in their best interest. As a result, stockholders who desire to participate in such a transaction may not have the opportunity to do so. All of these factors may depress the market price of our common stock or prevent takeover attempts that might result in a premium over the market price of our common stock.

FAILURE TO COMPLY WITH RESTRICTIVE COVENANTS IN OUR EXISTING CREDIT FACILITY WILL RESULT IN OUR INABILITY TO BORROW ADDITIONAL FUNDS UNDER THE FACILITY, WHICH WOULD REQUIRE US TO OBTAIN REPLACEMENT FINANCING, OF WHICH THERE IS NO ASSURANCE.

         Our revolving credit facility requires us to maintain compliance with various financial covenants. Our ability to meet those covenants can be affected by events beyond our control, and therefore we may be unable to meet those covenants. If our actual results deviate significantly from our projections, we may not remain in compliance with the covenants and would not be allowed to borrow under the credit facility. If we are not able to borrow under our credit facility, we would be required to develop an alternative source of liquidity, or to sell additional securities which would result in dilution to existing stockholders. We cannot assure you that we could obtain replacement credit facilities on favorable terms or at all. Without a source of financing, we could experience cash flow difficulties and disruptions in our supply chain.

THE FRAGRANCE INDUSTRY IS HIGHLY COMPETITIVE, AND IF WE ARE UNABLE TO COMPETE EFFECTIVELY IT COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR PROFITABILITY, OPERATING CASH FLOW, AND MANY OTHER ASPECTS OF OUR BUSINESS, PROSPECTS, RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

         The fragrance industry is highly competitive and at times changes rapidly due to consumer preferences and industry trends. We compete primarily with global prestige fragrance companies, some of whom have significantly greater resources than we have. Our products compete for consumer recognition and shelf space with products that have achieved significant international, national and regional brand name recognition and consumer loyalty. Our products also compete with new products that often are accompanied by substantial promotional campaigns. In addition, the development of new products by us involves considerable costs and we cannot guarantee any new product will generate sufficient consumer interest and sales to become a profitable brand or to cover the costs of its development. These factors, as well as demographic trends, economic conditions and discount pricing strategies by competitors, could result in increased competition and could have a material adverse effect on our profitability, operating cash flow, and many other aspects of our business, prospects, results of operations and financial condition.

OUR ARRANGEMENTS WITH OUR MANUFACTURERS, SUPPLIERS AND CUSTOMERS ARE GENERALLY INFORMAL AND IF THESE ARRANGEMENTS WERE CHANGED, INTERRUPTED, OR TERMINATED IT COULD LIMIT OUR SUPPLY OF INVENTORY AND REDUCE SALES, PROFITABILITY AND OPERATING CASH FLOW.

           We do not have long-term or exclusive contracts with any of our customers and generally do not maintain long-term or exclusive contracts with our suppliers. Virtually all of our finished products are assembled from multiple components and manufactured by third parties. The loss of key suppliers or customers (particularly Perfumania, Inc. ("Perfumania")), or a change in our relationship with them, could result in supply and inventory interruptions and reduced sales, profitability, and operating cash flows.

CONSUMERS MAY REDUCE DISCRETIONARY PURCHASES OF OUR PRODUCTS AS A RESULT OF A GENERAL ECONOMIC DOWNTURN, TERRORISM THREATS, OR OTHER EXTERNAL FACTORS.

         We believe that consumer spending on fragrance products is influenced by general economic conditions and the availability of discretionary income. Accordingly, we may experience sustained periods of declines in sales during economic downturns, or in the event of terrorism or diseases affecting customers' purchasing patterns. In addition, a general economic downturn may result in reduced traffic in our customers' stores which may, in turn, result in reduced net sales to our customers. Any resulting material reduction in our sales could have a material adverse effect on our business, its profitability and operating cash flows.

REDUCTIONS IN WORLDWIDE TRAVEL COULD HURT SALES VOLUMES IN OUR DUTY-FREE RELATED BUSINESS.

           We depend on consumer travel for sales to our "duty free" customers in airports and other locations throughout the world. Any reductions in travel, including as a result of general economic downturns, Severe Acute Respiratory Syndrome (SARS), or acts of war or terrorism, etc. would result in a material decline in sales and profitability for this channel of distribution, which could negatively affect our operating cash flow.

OUR QUARTERLY RESULTS OF OPERATIONS COULD FLUCTUATE SIGNIFICANTLY DUE TO RETAILING PEAKS RELATED TO GIFT GIVING SEASONS AND DELAYS IN NEW PRODUCT LAUNCHES, WHICH COULD ADVERSELY AFFECT OUR STOCK PRICE.

         We may experience variability in net sales and net income on a quarterly basis as a result of a variety of factors, including timing of customer orders and returns, sell-through of our products by the retailer to the ultimate consumer or gift giver, delays in new product launches, as well as additions or losses of brands or distribution rights. Any resulting material reduction in our sales could have an adverse effect on our business, its profitability and operating cash flows. If our quarterly operating results for any period are below expectations of stock market analysts, our stock price might decline.

WE DEPEND ON THIRD PARTIES FOR THE MANUFACTURE AND DELIVERY OF OUR PRODUCTS, AND ANY DISRUPTION OR INTERRUPTION IN THIS SUPPLY CHAIN CAN AFFECT PRODUCTION LEVELS.

         We do not own or operate any significant manufacturing facilities. We use third-party manufacturers and suppliers to manufacture most of our products. We currently obtain these products from a limited number of manufacturers and other suppliers. If we were to experience delays in the delivery of the finished products or the raw materials or components used to make such products, or if these suppliers were unable to supply product, or if there were transportation problems between the suppliers and our distribution center, our sales, profitability, and operating cash flow could be negatively impacted.

THE LOSS OF OR DISRUPTION IN OUR DISTRIBUTION FACILITY COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR SALES AND OUR RELATIONSHIPS WITH OUR CUSTOMERS.

         We currently have one distribution facility, which is located in south Florida. The loss of, or any damage to this facility, as well as the inventory stored therein, would require us to find replacement facilities and assets. In addition, weather conditions, such as natural disasters, could disrupt our distribution operations. Certain of our components require purchasing lead times in excess of ninety (90) days. If we cannot replace our distribution capacity and inventory in a timely, cost-efficient manner, it could reduce the inventory we have available for sale, adversely affecting our profitability and operating cash flows, as well as damaging relationships with our customers who are relying on deliveries of our products.


IF WE ARE UNABLE TO ACQUIRE OR LICENSE ADDITIONAL BRANDS, SECURE ADDITIONAL DISTRIBUTION ARRANGEMENTS OR OBTAIN THE REQUIRED FINANCING FOR THESE AGREEMENTS AND ARRANGEMENTS, THE GROWTH OF OUR BUSINESS COULD BE IMPAIRED.

         Our business strategy contemplates the continued increase of our portfolio of owned or licensed brands and distributed brands. Our future expansion through acquisitions or new product distribution arrangements, if any, will depend upon the capital resources and working capital available to us. We may be unsuccessful in identifying, negotiating, financing and consummating such acquisitions or arrangements on terms acceptable to us, or at all, which could hinder our ability to increase revenues and build our business.


IF WE ARE UNABLE TO PROTECT OUR INTELLECTUAL PROPERTY RIGHTS, SPECIFICALLY TRADEMARKS AND TRADENAMES, OUR ABILITY TO COMPETE COULD BE NEGATIVELY IMPACTED.


         The market for our products depends to a significant extent upon the value associated with our trademarks and trade names. We own, or have licenses or other rights to use, the material trademark and trade name rights used in connection with the packaging, marketing and distribution of our major products both in the United States and in other countries where such products are principally sold. Therefore, trademark and trade name protection is important to our business. Although most of our brand names are registered in the United States and in certain foreign countries in which we operate, we may not be successful in asserting trademark or trade name protection. In addition, the laws of certain foreign countries may not protect our intellectual property rights to the same extent as the laws of the United States. The costs required to protect our trademarks and trade names may be substantial.


         Other parties may infringe on our intellectual property rights or intellectual property rights which we are licensed to use and may thereby dilute our brands in the marketplace. Any such infringement of our intellectual property rights would also likely result in a commitment of our time and resources to protect these rights through litigation or otherwise. We may infringe on others' intellectual property rights. One or more adverse judgments with respect to these intellectual property rights could negatively impact our ability to compete and continue to sell products in the worldwide marketplace and may require the destruction of inventory produced under the infringed name, both of which would adversely affect profitability, and, ultimately operating cash flow.

CHANGE IN CONTROL PROVISIONS IN EFFECT, IF TRIGGERED, COULD RESULT IN SUBSTANTIAL CASH PAYOUTS TO KEY PERSONNEL AND DILUTION TO THE OTHER STOCKHOLDERS.

         Change in control provisions in the management employment contracts that we describe in the section of this prospectus entitled, "Selling Security Holders", if triggered, require the doubling of remaining amounts due under those management employment contracts, as well as doubling of all unexercised management warrants, which amount would approximate 10% of current outstanding common shares, after giving effect to the issuance of shares under this registration statement. If a change in control would occur, it would have a material adverse effect on our profitability and operating cash flow, as well a dilution to the other stockholders.


                                USE OF PROCEEDS

         The selling stockholders will receive all of the net proceeds from sales of the common stock sold pursuant to this prospectus. However, the Company will receive approximately $2,800,000 if all of the warrants are exercised. These funds would be used for general corporate purposes.

                            SELLING SECURITY HOLDERS

         An aggregate of 1,306,000 shares of common stock are being registered in this offering for the account of the selling stockholders. All of the shares of common stock being offered and sold under this prospectus are shares issuable upon the exercise of warrants held by the selling stockholders. Those warrants have been issued to the selling stockholders from time to time in connection with their employment arrangements with the Company or their service as a director of the Company. All of those warrants are currently exercisable, at various exercise prices. However, 1,062,000 of these warrants will expire if not exercised by March 31, 2004.


         The following outlines certain relationships and transactions which have occurred between the selling stockholders and the Company. The Company believes that transactions with related parties, other than Perfumania, are on terms as favorable to the Company as are available from unaffiliated parties.

         ILIA LEKACH is Chairman of the Board of Directors and Chief Executive Officer ("CEO") of the Company. Mr. Lekach became a director of the Company in November 1987 and resigned in November 1988 due to a disagreement over the strategic direction of the Company. He was re-elected to the Board of Directors in February 1989 as a result of a proxy action. Mr. Lekach assumed the position of Chairman of the Board of the Company in November 1990 and CEO of the Company in December 1993 upon its relocation to South Florida.

       Mr. Lekach was Chairman of the Board of Directors and CEO of Perfumania, a public company based in Miami, Florida, and a specialty retailer of fragrances with approximately 240 retail outlets in manufactures' outlet malls and regional malls, until he resigned in April 1994 to take a more active role in the direction of our Company's operations. In October 1998 due to the poor operational performance of Perfumania, Mr. Lekach reassumed the position of Chairman and CEO, and continued to hold this position in both companies. In February 2000, Perfumania became a wholly-owned subsidiary of E Com Ventures, Inc. ("ECMV"), whereby Mr. Lekach relinquished his executive positions in Perfumania and became Chairman and CEO of ECMV, a position he held until he entered into an agreement to divest his ownership interest in ECMV during February 2004. During the time Mr. Lekach served as CEO of our Company and ECMV, he spent approximately 50% of his time on the affairs of each company. Our Company continues to hold an ownership interest of approximately 15% of the outstanding shares of ECMV.

       Until March 2003, Mr. Lekach was also Chairman and interim CEO of Nimbus Group, Inc. ("NMC"), formerly known as TakeToAuction.com, Inc. ("TTA"), a public company previously committed to the development of a private jet air taxi network. TTA initially sold consumer products on online auction sites.

         As of May 1, 2002, the Company entered into an employment agreement with Mr. Ilia Lekach, which calls for an annual base salary of $350,000, for the period of May 1, 2002 through March 31, 2003 and for an annual base salary of $400,000 for the periods commencing on April 1, 2003, 2004 and 2005 and ending on March 31, 2004, 2005 and 2006, respectively, with annual increases at the discretion of the Board. There were 500,000 warrants granted with the agreement which are exercisable at the rate of 166,666 at the conclusion of each fiscal year ending 2004, 2005 and 2006. In the event of a change in control, the agreement provides for the remaining monies and warrants due under the agreement to be doubled.

         Prior to the agreement discussed above, Mr. Lekach had an employment agreement extending from April 1, 2000 through March 31, 2003 at an annual rate of $350,000 and he received performance bonuses of $270,000, $50,000, and $150,500 for the fiscal years ended March 31, 2001, 2002, and 2003, respectively. The performance bonus for the fiscal year ended March 31, 2003, was awarded on the basis of criteria with regard to the Company's financial performance, inventory efficiencies, and other criteria. Performance bonuses for the fiscal years ended March 2001 and 2002, were awarded at the discretion of the Board of Directors. Additionally, he received 150,000 warrants, exercisable at the rate of 50,000 at the conclusion of each fiscal year, and a performance bonus of 500,000 shares in March 2002, which are immediately exercisable.

         Prior to the effectiveness of the Sarbanes-Oxley Act ("Sarbanes-Oxley"), which prohibits renewing or amending loans, as well as issuing new loans to Company officers and directors the Company had made several personal loans to Mr. Lekach. These loans were consolidated into one note agreement on April 1, 2002, which bore interest at 8% per annum and became due on March 31, 2003 in accordance with the note's terms. On March 31, 2003, Mr. Lekach repaid $46,854 in principal and $71,364 of accrued interest, through that date. The repayment was affected via an offset of amounts due Mr. Lekach under his regular compensation arrangement. On July 15, 2003, Mr. Lekach repaid the entire outstanding loan balance of $742,884, plus accrued interest.

         The Company had net sales to Perfumania of $12,823,696,$18,063,310, and $22,362,294 during the fiscal years ended March 31, 2003, 2002 and 2001, respectively. Perfumania is our largest customer and our arrangements with Perfumania take into consideration our long-term relationship (in excess of 15 years), Perfumania's volume of purchases, no return policy for products sold to Perfumania, advertisement Perfumania provides in retailing windows and minimal costs of distribution to Perfumania.

         While our invoice terms to Perfumania appear as net ninety (90) days, the Board of Directors has determined that it is in the Company's best interest to allow more flexible payment arrangements which recognize Perfumania's seasonal cash flow. Net trade accounts receivable owed by Perfumania to the Company totaled $11,426,977 and $12,491,993 at March 31, 2003 and 2002,
respectively. Trade receivables from Perfumania are non-interest bearing and are current in accordance with the terms established by the Board.

         FRANK A. BUTTACAVOLI, a Certified Public Accountant, has been Vice President and Chief Financial Officer ("CFO") of the Company since April 1993, and a director of the Company since March 1993. From July 1979 through June 1992, Mr. Buttacavoli was employed by Price Waterhouse, and was a Senior Manager from July 1987 to June 1992. From July 1992 through March 1993, he provided financial consulting services to the Company. In June 1996, Mr. Buttacavoli was promoted to Executive Vice President, and in October 1999, he assumed the additional responsibilities of Chief Operating Officer ("COO").


         As of May 1, 2002, the Company entered into an employment agreement with Mr. Buttacavoli, which provides for an annual base salary of $250,000 for the period of May 1, 2002 through March 31, 2003, and for an annual base salary of $285,000 for the periods commencing April 1, 2003, 2004 and 2005, and ending on March 31, 2004, 2005 and 2006, respectively, with annual increases at the discretion of the CEO. There were 200,000 warrants granted with the agreement, which are exercisable at the rate of 66,666 at the conclusion of each fiscal year ending 2004, 2005 and 2006. In the event of a change in control, the agreement provides for the remaining monies and warrants due under the agreement to be doubled.

         Prior to the agreement discussed above, Mr. Buttacavoli had an employment agreement extending from April 1, 2000 through March 31, 2003 at an annual rate of $250,000 and he received performance bonuses of $50,000, $20,000, and $107,500 for the fiscal years ended March 31, 2001, 2002, and 2003, respectively. The performance bonus for the fiscal year ended March 31, 2003, was awarded on the basis of criteria with regard to the Company's financial performance, inventory efficiencies, and other criteria. Performance bonuses for the fiscal years ended March 2001 and 2002, were awarded at the discretion of the Board of Directors. Additionally, he received 60,000 warrants, exercisable at the rate of 20,000 at the conclusion of each fiscal year, and a performance bonus of 100,000 shares in March 2002, which are immediately exercisable.


         FREDERICK E. PURCHES was a founder of the Company, and has been a director since its formation in July 1984. He has been engaged in the cosmetic/fragrance business for over 35 years in various executive capacities with Helena Rubinstein, Inc. and Revlon, Inc. From 1980 through 1988, he was President of Helena Rubinstein, Inc. In 1989, he resigned from the latter position to take a more active role in the direction of the Company's operations. In November 1990, Mr. Purches resigned as Chairman of the Board in favor of Mr. Lekach, and Mr. Purches assumed the new position of Vice Chairman of the Board.


         As of May 1, 2002, the Company entered into a consulting agreement with Cosmix, Inc., a company owned by Mr. Purches, which provides for annual payments of $125,000 through March 31, 2006. The agreement calls for Mr. Purches to assist the Company in the areas of Securities and Exchange Commission and stockholder relations, financial planning, assessment and coordination of acquisitions and divestitures, and any other similar activities which may be assigned by the Board of Directors. Mr. Purches spends in excess of 50% of his business time on Company matters. Mr. Purches receives group medical, dental and group term life insurance benefits as part of his agreement, and in the event of a change in control, the agreement calls for the remaining monies due under the agreement to be doubled. There were 30,000 warrants granted with the agreement which are exercisable at the rate of 10,000 (which annual amount is the same as that received by independent directors) at the conclusion of each fiscal year ending 2004, 2005 and 2006.

         Prior to the agreement discussed above, Mr. Purches had a similar consulting agreement extending from April 1, 2000 through March 31, 2003 at an annual rate of $100,000 and he received a performance bonus of $40,000 in 2003, granted in connection with his assistance in the settlement of litigation with a supplier in which the Company received a settlement payment of approximately $4 million. Additionally, he received 30,000 warrants, exercisable at the rate of 10,000 at the conclusion of each fiscal year. This agreement was modified by the May 1, 2002 agreement noted above.


         On December 14, 2003, Mr. Purches exercised a warrant and acquired 30,000 shares of restricted common stock, which shares are included in this prospectus.


         ALBERT F. VERCILLO was a director of the Company from May 1989 to October 2002. Mr. Vercillo is President of Cambridge Development Corporation ("Cambridge") and President of Schiaparelli, Inc. The companies are privately-held companies engaged in providing administrative and business services, licensing and the distribution of various products since April 1981. Mr. Vercillo has over 30 years of experience in the cosmetic/fragrance industry. In October 2002, the Company elected to have a majority of independent directors on the Board. Mr. Vercillo was not independent due to the consulting agreement noted below, and he declined to stand for re-election.

         As of May 1, 2002, the Company entered into a consulting agreement commencing on May 1, 2002, with Cambridge, which provides for annual payments of $96,200 through March 31, 2006. The agreement calls for Mr. Vercillo to assist the Company in the areas of U.S. and international financial analysis and planning. Mr. Vercillo spends in excess of 50% of his business time on Company matters. Mr. Vercillo receives group medical, dental and group term lifeinsurance benefits as part of the agreement, and in the event of a change in control, the agreement calls for the remaining monies due under the agreement to be doubled. There were 30,000 warrants granted with the agreement, which are exercisable to the extent of 10,000 at the conclusion of each fiscal year ending 2004, 2005 and 2006.

         Prior to the agreement discussed above, Mr. Vercillo had a similar consulting agreement extending from June 1, 2000 through May 31, 2003, at an annual rate of $96,200, and received 30,000 warrants, exercisable at the rate of 10,000 at the conclusion of each contract year.


         GLENN GOPMAN has been a director of the Company since October 1995. Since January 2003, Mr. Gopman has owned and operated an independent certified public accounting practice. Until December 2002, he was a partner in the public accounting firm of Rachlin Cohen & Holtz LLP, and prior to that, he was a principal shareholder in the public accounting firm of Thaw, Gopman and Associates. He is a member of the American and Florida Institutes of Certified Public Accountants.

         For fiscal year 2003, the Company compensated independent (non-employee/consultant) members of the Board of Directors for their activities as directors of the Company at an annual rate of $10,000 and awarded 10,000 options annually on the anniversary date of each directors election, at the closing price on such day as reported by the NASDAQ National Market. Additionally, independent directors serving on the Audit Committee are compensated at the annual rate of $2,000 with the Chairman of the Audit Committee receiving $4,000 annually. As of April 1, 2003, the annual base rate was increased to $12,000 for each director, and other fees were increased by $2,000 each for the Audit Committee and Chairman. In addition, independent directors serving on the Special Committee received $10,000 in fiscal 2004, with the Chairman receiving $15,000.

         Mr. Gopman has been Chairman of the Audit Committee since fiscal 2001 and Chairman of the Special Committee of Independent Directors formed during 2003.

         RUBEN LISMAN, Vice President, International Sales, has been employed by the Company since September of 1990, and has been responsible for international sales and marketing activity since that date.

         As of November 1, 1999, the Company entered into an employment agreement with Mr. Lisman, which provided for an annual base salary of $190,000 for the period of November 1, 1999 through March 31, 2000, and for an annual base salary of $210,000 for the periods commencing April 1, 2000, 2001 and 2002, and ending on March 31, 2001, 2002 and 2003, respectively, with annual increases at the discretion of the CEO. There were 60,000 warrants granted with the agreement, which were exercisable at the rate of 20,000 at the conclusion of each fiscal year ending 2001, 2002 and 2003. In the event of a change in control, the agreement called for the remaining monies and warrants due under the agreement to be doubled.

         The employment agreement was extended for an additional three-year period through March 31, 2006. Mr. Lisman's current annual base salary is $240,000.

         JOSEPH BUVEL, Vice President, Operations, has been employed by the Company since December 1993, and is responsible for manufacturing, warehousing, and distribution functions.

         As of April 1, 2000, the Company entered into a three-year employment agreement with Mr. Buvel, which provided for an annual base salary of $150,000 for the period of April 1, 2000 through March 31, 2003, with annual increases at the discretion of the COO. In the event of a change in control, the agreement calls for the remaining monies due under the agreement to be doubled.

         The employment agreement has been extended for two additional one-year periods through March 31, 2005. Mr. Buvel's current annual base salary is $168,500.

         RACHMIL LEKACH, a brother of Ilia Lekach, was employed by the Company through June 1996. His last responsibilities were those of President. Mr. Rachmil Lekach was also a director of the Company from 1993 to 1996.


         The Company had net sales of $2,570,013 and $1,610,818 during the fiscal years ended March 31, 2003 and 2002, respectively, to a fragrance distributor owned and operated by Mr. Rachmil Lekach. Trade accounts receivable owed by the distributor to the Company totaled $208,784 and $8,475 at March 31, 2003 and 2002, respectively, and were current in accordance with their sixty
(60)-day terms.


         ZALMAN LEKACH, a brother of Ilia Lekach, was employed by the Company through January 1999. His last responsibilities were those of President and COO. Mr. Zalman Lekach was also a director of the Company from 1990 through 2001.


         The Company had net sales of $6,354,400 and $4,355,239 during the fiscal years ended March 31, 2003 and 2002, respectively, to a fragrance distributor owned and operated by Mr. Zalman Lekach. Trade accounts receivable owed by the distributor to the Company totaled $298,191 and $287,852 at March 31, 2003 and 2002, respectively, and were current in accordance with their sixty
(60)-day terms.

         JEFFREY DAME was employed by the Company through 1997. His last responsibilities were those of Senior Vice President of Sales and Marketing.

         JONATHAN FENSTER was employed by the Company through 1998. His last responsibilities were those of Vice President of Operations.

         MAYI DE LA VEGA was a director of the Company from 1995 through 2000.


         As of March 5, 2004, there were 7,993,120 shares of common stock outstanding. The shares offered by this prospectus may be offered from time to time, in whole or in part, by the selling stockholders or their transferees. Other than the transactions described above, there have been no material transactions between Parlux and the selling stockholders during the past three years.


         The information included below is based upon information provided by the selling stockholders. Because the selling stockholders may offer all, some or none of their shares, we cannot provide a definitive estimate as to the number of shares that the selling stockholders will hold after the offering.

         Beneficial ownership is calculated in accordance with the rules of the Securities and Exchange Commission. Unless otherwise indicated, the persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

         The following table sets forth the names of the selling stockholders, the number of shares of common stock the selling stockholders beneficially own, the number of shares which may be offered for resale pursuant to this prospectus, and the number of shares and percentage that will be owned by the selling stockholders after the completion of this offering.

-----------------------------------------------------------------------------------------------------------------------
                             Shares of Common Stock
                                  Beneficially         Shares of                Shares of Common Stock(1) Beneficially
Selling Security Holders         Owned Prior to       Common Stock                      Owned After the Offering
------------------------          the Offering        Being Offered                     ------------------------
                                  ------------        -------------
-----------------------------------------------------------------------------------------------------------------------
                                                                                        Shares         Percentage
-----------------------------------------------------------------------------------------------------------------------

Ilia Lekach                        2,478,447              420,000                       2,058,447          20.6

-----------------------------------------------------------------------------------------------------------------------
Frank A. Buttacavoli                 360,000              188,000                         172,000           1.8
-----------------------------------------------------------------------------------------------------------------------

Albert F. Vercillo                   100,000               30,000                          70,000             *

-----------------------------------------------------------------------------------------------------------------------

Frederick E. Purches                 100,000               30,000                          70,000             *

-----------------------------------------------------------------------------------------------------------------------
Rachmil Lekach                       300,000              300,000                               0             *
-----------------------------------------------------------------------------------------------------------------------
Zalman Lekach                        180,015              180,000                              15             *
-----------------------------------------------------------------------------------------------------------------------
Jeffrey Dame                          54,000               54,000                               0             *
-----------------------------------------------------------------------------------------------------------------------

Ruben Lisman                         100,000               40,000                          60,000             *

-----------------------------------------------------------------------------------------------------------------------
Jonathan Fenster                      18,000               18,000                               0             *
-----------------------------------------------------------------------------------------------------------------------
Joseph Buvel                          10,000               10,000                               0             *
-----------------------------------------------------------------------------------------------------------------------

Glenn H. Gopman                       58,000               18,000                          40,000             *

-----------------------------------------------------------------------------------------------------------------------
Mayi de la Vega                       18,000               18,000                               0             *
-----------------------------------------------------------------------------------------------------------------------

(1) Calculated pursuant to Rule 13d-3 of the Securities Exchange Act of 1934, as amended. Under Rule 13d-3(d), shares not outstanding which are subject to options, warrants, rights or conversion privileges exercisable within 60 days are deemed outstanding for the purpose of calculating the number and percentage owned by such person, but not deemed outstanding for the purpose of calculating the percentage owned by each other person listed. As of the March 5, 2004, the Company had 7,993,120 shares of Common Stock outstanding. The above percentage ownership calculation assumes the issuance of an additional 1,276,000 shares pursuant to this offering, which are issuable upon exercise of warrants held by the selling stockholders. The additional 30,000 shares being registered pursuant to this offering represent the shares purchased by Mr. Purches in connection with his December 14, 2003 warrant exercise.


* Less than one percent (1%).

                              PLAN OF DISTRIBUTION

         We are registering the shares of common stock offered in this prospectus on behalf of the selling stockholders. As used in this prospectus, the term selling stockholders includes pledgees, donees, transferees or other successors-in-interest selling shares received from the selling stockholders as a gift or other non-sale related transfer after the date of this prospectus. We will pay all expenses of registration of the shares offered, except for taxes or underwriting fees, discounts, selling commissions and legal fees of the selling stockholders. The selling stockholders will pay any brokerage commissions and similar selling expenses attributable to the sale of the shares. We will not receive any of the proceeds from the sale of the shares by the selling stockholders. However, the Company will receive approximately $2,800,000 if all of the warrants are exercised.


         The selling stockholders may sell the shares from time to time in one or more types of transactions, including block transactions, on one or more exchanges, in the over-the-counter market, in negotiated transactions, through put or call option transactions relating to the shares, through short sales of the shares (but only where short positions are taken after the effectiveness of this registration statement), or a combination of these methods of sale. The selling stockholders may sell their shares at market prices prevailing at the time of sale, or at negotiated prices.


         The selling stockholders may use brokers or dealers to sell their shares. As of the date of this prospectus, we have not been advised by the selling stockholders that they have made any arrangements as to the distribution of shares covered by this prospectus.

         The selling stockholders may sell their shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. These broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom broker-dealers may act as agents or to whom they sell as principal, or both. Compensation as to a particular broker-dealer might be in excess of customary commissions.

         The selling stockholders and any broker-dealers that act in connection with the sale of the shares might be deemed to be "underwriters" as the term is defined in Section 2(11) of the Securities Act of 1933. Consequently, any commissions received by these broker-dealers and any profit on the resale of the shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act of 1933.

         Because the selling stockholders may be deemed to be "underwriters" as defined in Section 2(11) of the Securities Act of 1933, the selling stockholders may be subject to the prospectus delivery requirements of the Securities Act of 1933, as amended.

         The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided that they meet the criteria and conform to the requirements of that Rule.

         Upon being notified by any of the selling stockholders that they have entered into any material arrangement with a broker-dealer for the sale of the shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act of 1933, regarding the plan of distribution.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant in connection with this Offering, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

                               RECENT DEVELOPMENTS


         On December 8, 2003, we were served with a complaint (the" Complaint") filed in the Circuit Court for the Eleventh Judicial Circuit in Miami-Dade County, which was amended on January 26, 2004. The Complaint is a derivative action, in which the nominal plaintiffs, the Macatee Family Limited Partnership and Chatham, Partners I, LP, purport to be suing for the benefit of the Company itself and all of its public shareholders. The Complaint names Parlux Fragrances, Inc. as the nominal defendant and all of the current members of the Board of Directors as the defendants. It seeks unspecified damages allegedly arising out of breaches of fiduciary duties in connection with transactions involving the Company and Mr. Ilia Lekach, its Chief Executive Officer or companies in which he has an ownership interest.


         The Complaint seeks to enjoin the Company from continuing to enter into such transactions, seeks payment of costs and fees to Plaintiffs' counsel and other unstated relief.


         Based on its preliminary investigation of allegations asserted by the Plaintiffs, the Company believes that the claims in the Complaint are without merit. The Company and the Board members have engaged experienced Florida securities counsel and intend to defend the action vigorously. We filed our initial response to the action on February 27, 2004.


                                  LEGAL MATTERS

         The validity of the securities offered hereby will be passed upon for us by Bingham McCutchen LLP, New York, New York.

                                     EXPERTS

         The consolidated financial statements and the related financial statement schedule incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K for the year ended March 31, 2003 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report (which report expresses an unqualified opinion and includes an explanatory paragraph referring to certain significant transactions with related parties, as described in Note 2), which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm, given upon their authority as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

         We are subject to the periodic filing requirements of the Securities Exchange Act of 1934 (the "Exchange Act"). Further to our obligations under the Exchange Act, we file reports, proxy and information statements and other information with the Securities and Exchange Commission. These reports, proxy and information statements and other information may be inspected and copied at the Public Reference Room of the Securities and Exchange Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. Copies of these materials also can be obtained from the Public Reference Section of the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of prescribed fees. The Securities and Exchange Commission also maintains a site on the World Wide Web that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission (including Parlux). The address of this site is http://www.sec.gov.

         We have filed a registration statement on Form S-3 with the Securities and Exchange Commission to register under the Securities Act of 1933 the securities that this prospectus offers. In accordance with the rules and regulations of the Securities and Exchange Commission, portions of the registration statement have been omitted from this prospectus. Therefore, this prospectus contains only some of the information in the registration statement. If you would like more information about Parlux and the securities this prospectus offers, please refer to the registration statement, which is on file at the offices of the Commission. You may obtain copies of these documents upon payment of the fee, or you may examine them without charge at the Commission's offices or via the Commission's Web site. When we discuss other documents in this prospectus, we may not provide all of the information about or contained in those other documents. You should not rely upon this prospectus to provide a complete discussion of the contents of other documents. You should refer to those other documents yourself. Whenever we discuss the contents of other documents, we qualify our statements in all respects by reference to the applicable documents on file with the Commission.

         In addition to historical information, this prospectus and the registration statement contain forward-looking statements. These statements and projections about the future involve risks and uncertainties. As a result, we may not be able to accurately predict the future and our actual results may turn out to be materially different from what we anticipate and discuss in this prospectus. In addition, we operate in an industry segment where securities prices may fluctuate dramatically and may be influenced by regulatory and other factors beyond our control. We discuss the factors which we believe to be important in the cautionary statements that accompany the forward-looking statements and in the risk factors section of this prospectus. Whenever you assess a forward-looking statement in this prospectus, we urge you to read carefully all of the risk factors and cautionary statements in this prospectus, as well as those in our other filings with the Securities and Exchange Commission.

         YOU SHOULD RELY ONLY UPON THE INFORMATION CONTAINED IN THIS DOCUMENT OR THAT TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH ADDITIONAL INFORMATION OR INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS IS NOT AN OFFER TO SELL OR AN INVITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO DO SO. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE AS OF ITS DATE, REGARDLESS OF THE TIME OF THE DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF THE COMMON STOCK; CHANGES MAY HAVE OCCURRED SINCE.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The SEC allows us to incorporate into this prospectus information we file with the SEC in other documents. The information incorporated by reference is considered to be part of this prospectus and information we later file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 until all of the shares of common stock that are part of this offering have been sold. The documents we have incorporated by reference are:


         (a) our Quarterly Report on Form 10-Q for the quarter ended December 31, 2003, filed on February 17, 2004;

         (b) our Quarterly Report on Form 10-Q for the quarter ended September 30, 2003, filed on November 14, 2003;


         (c) our Quarterly Report on Form 10-Q for the quarter ended June 30, 2003, filed on August 14, 2003;

         (d) our Annual Report on Form 10-K for the fiscal year ended March 31, 2003, filed on June 30, 2003;

         (e) our Proxy Statement dated August 29, 2003, relating to the 2003 Annual Meeting of Shareholders; and

         (f) the description of Common Stock under the caption "Description of Registrant's Securities to be Registered" included in the Company's Registration Statement on Form 8-A, dated March 9, 1987 and filed on March 13, 1987 with the Securities and Exchange Commission under Section 12 of the Exchange Act, as amended.


You may request a copy of these filings at no cost by writing or telephoning Parlux Fragrances, Inc., 3725 S.W. 30th Avenue, Fort Lauderdale, Florida 33312,
(954) 316-9008 or by accessing such filings from our website at www.Parlux.com.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Expenses of the Registrant in connection with the issuance and distribution of the securities being registered are estimated as follows:


                  Description                                Amount
                  -----------                                ------
SEC Registration Fee                                         $1,045.69
NASD Fee                                                            --
Legal Fees                                                   40,000.00
Independent Accountant Fees                                  20,000.00
Printing Fees                                                   500.00
                                                             ---------
                  Total                                    $ 61,545.69
                                                             =========


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         (a) The Delaware GCL (Section 145) gives Delaware corporations broad powers to indemnify their present and former directors and officers and those of affiliated corporations against expenses incurred in the defense of any lawsuit to which they are made parties by reason of being or having been such directors or officers, subject to specified conditions and exclusions, gives a director or officer who successfully defends an action the right to be so indemnified, and authorizes the Registrant to buy directors' and officers' liability insurance. Such indemnification is not exclusive of any other rights to which those indemnified may be entitled under any by-laws, agreement, vote of stockholders or otherwise.

         (b) Article TENTH of the Certificate of Incorporation of the Registrant provides for indemnification of directors, officers, employees and agents to the fullest extent permitted by law.

         (c) In accordance with Section 102(b)(7) of the Delaware GCL, the Registrant's Certificate of Incorporation provides that directors shall not be personally liable for monetary damages for breaches of their fiduciary duty as directors except for (1) breaches of their duty of loyalty to the Registrant or its stockholders, (2) acts or omissions not in good faith or which involve intentional misconduct or knowing violations of law, (3) under Section 174 of the Delaware GCL (unlawful payment of dividends) or (4) transactions from which a director derives an improper personal benefit.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENTS AND SCHEDULES

EXHIBIT NO.         DESCRIPTION OF EXHIBIT

5.1 Opinion of Bingham McCutchen LLP with respect to the legality of the shares being offered

23.1                Consent of Bingham McCutchen LLP (included as part of
                    Exhibit 5.1 hereto)

23.2                Consent of Deloitte & Touche LLP, Independent Auditors


24 Powers of Attorney (included in the signature pages to this registration statement) *

* Previously filed with our Registration Statement on Form S-3, filed on February 4, 2004.

ITEM 17.  UNDERTAKINGS

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         In the event that a claim against the registrant for indemnification against liabilities under the Securities Act of 1933, other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Fort Lauderdale, state of Florida on the 11th day of March, 2004.


                                           Parlux Fragrances, Inc.

                                           By: /s/ Ilia Lekach
                                           Name:  Ilia Lekach
                                           Title:  Chairman of the Board, CEO

         Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

               SIGNATURE                                 TITLE                                  DATE
               ---------                                 -----                                  ----

/s/ Ilia Lekach                          Chairman of the Board, Chief                       March 11, 2004
___________________                      Executive Officer and Director
Ilia Lekach                              (Principal Executive Officer)

/s/ Frank A. Buttacavoli                 Executive Vice President, Chief                    March 11, 2004
________________________                 Operating Officer, Chief Financial
Frank A. Buttacavoli                     Officer and Director (Principal
                                         Accounting Officer)

/s/ Frederick E. Purches                 Vice Chairman, Director                            March 11, 2004
________________________
Frederick E. Purches

/s/ Glenn Gopman                         Director                                           March 11, 2004
________________________
Glenn Gopman

/s/ Esther Egozi Choukroun               Director                                           March 11, 2004
________________________
Esther Egozi Choukroun

/s/ David Stone                          Director                                          March 11, 2004
________________________
David Stone

/s/ Jaya Kader Zebede                    Director                                           March 11, 2004
________________________
Jaya Kader Zebede


By: /s/ Frank A. Buttacavoli
------------------------
Frank A. Buttacavoli                     Attorney-in-fact                                  March 11, 2004